Wizard World Reports Third Quarter 2015 Financial Results

EL SEGUNDO, Calif. — November 18, 2015 — Wizard World, Inc. (OTCQB: WIZD) (“Wizard World” or the “Company”), a leading producer of pop culture events and a distributor of online pop media, reported financial results for the third quarter ended September 30, 2015 (“Q3”).

Q3 2015 Operational Highlights

●	Hosted major Comic Con conventions in Richmond, Va.; Chicago; San Jose, Calif.; Pittsburgh; Columbus, Ohio; and Nashville, Tenn.

●	Announced 2016 Wizard World Gaming tour, a series of a nine scheduled conventions focused on all facets of gaming, beginning in Atlanta, January 22-24, 2016.

●	Continued to increase subscriber base for ComicConBox, a premier monthly subscription service.

Q3 2015 Financial Highlights

Total quarterly revenue decreased $274K to $7.30 million for the third quarter of 2015 from $7.58 million in the second quarter of 2015, and increased 6% from $6.86 million to $7.30 million in the comparable period in 2014. The improvement was primarily driven by an increase in convention revenue, which totaled $6.81 million or 93% of total revenue.

Average revenue generated per convention in the third quarter of 2015 totaled $972K (seven events) from $1.24 million in the prior quarter, and $1.7 million (four events) in the comparable period in 2014.

Gross margin in the third quarter of 2015 was $2.88 million, an increase of approximately $490k from $2.38 million in the comparable period in 2014. The increase was due to cost containment in certain new markets. In addition, convention center build-out expenses per event were higher in order to increase attendance and enhance the Wizard World fan experience.

Total operating expenses in the third quarter of 2015 were $1.98 million, an increase from $1.7 million in the third quarter of 2014. The increase was due to additional staffing and employment costs related to the greater number and size of the conventions in Q3 2015.

Other expenses in the third quarter of 2015 were $148,893 versus a nominal amount in the comparable period in 2014. The increase was due to the Company’s investment in CONtv, the Company’s joint venture with Cinedigm.

Net income attributable to common stockholders in the third quarter of 2015 totaled $726K or $0.01 per basic and diluted share, compared to net income attributable to common stockholders of $538K or $0.01 per basic and diluted share in the third quarter of 2014.

At September 30, 2015, the Company had $4.28 million in cash and believes its liquidity position is adequate to execute its growth plan.

Management Commentary

“Q3 was highlighted by record quarterly revenue and strong average-revenue-per-convention,” said John Macaluso, CEO of Wizard World. “We have had significant expenses in earlier quarters in establishing new initiatives such as ComicConBox and CONtv as well as introducing our events into new venues. With those now in place, we have continued to grow our subscriber base for and revenues from ComicConBox.

“We continued our strategy of reducing fixed costs via greater operational efficiencies; we successfully managed seven events, including our largest and longest-running show in Chicago, with expenses at lower levels than at previous events.

“We are excited for our newest initiative, Wizard World Gaming, which we believe will open up new sponsorship opportunities and revenue sources. Gaming has had an increasingly popular presence at our shows, and through these events we intend to tap into this huge fan base in a significant way. This will begin with our standalone Atlanta show in the first quarter of 2016 and continue as a prime feature at numerous Wizard World Comic Con events during the year.

“Additionally, we have reduced our ownership position of CONtv to focus on our core business. We remain extremely supportive of Cinedigm and CONtv and look forward to helping them grow with access to exclusive events and content generated at all of our Comic Con’s next year.”

About Wizard World

Wizard World, Inc. (OTCBB: WIZD) produces Comic Cons and pop culture conventions across North America that celebrate the best in pop-fi, pop culture, movies, television, cosplay, comics, graphic novels, toys, video gaming, sci-fi, gaming, original art, collectibles, contests and more. A first-class lineup of topical programming takes place at each event, with celebrity Q&A’s, comics-themed sessions, costume contests, movie screenings, evening parties and more. Wizard World has also launched CONtv, a digital media channel in partnership with leading independent content distributor Cinedigm™ (NASDAQ: CIDM), and ComicConBox™, a premium subscription-based monthly box service. Fans can interact with Wizard World on Facebook, Twitter, Pinterest, Instagram and other social media services.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Wizard World, Inc. may differ materially from those anticipated. Although Wizard World, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Wizard World, Inc. can provide no assurance that any of the forward-looking statements contained in this letter will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this letter, such information should not be regarded as a representation by Wizard World, Inc. that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Wizard World, Inc.’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Wizard World, Inc. does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:

Wizard World, Inc.

Jerry Milani, 646-512-5022

pr@wizardworld.com

Investor Contact:

ir@wizardworld.com